Exhibit 99.1

NOTICE OF PENDENCY AND PROPOSED SETTLEMENT OF DERIVATIVE MATTERS

TO: ALL PERSONS OR ENTITIES WHO HOLD OR BENEFICIALLY OWN, DIRECTLY OR INDIRECTLY, ACADIA PHARMACEUTICALS, INC. (“ACADIA” OR THE “COMPANY”) COMMON STOCK AS OF JULY 9, 2026 (“CURRENT ACADIA STOCKHOLDERS”)

PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. THIS NOTICE RELATES TO A PROPOSED SETTLEMENT AND DISMISSAL OF THE ABOVE-CAPTIONED STOCKHOLDER DERIVATIVE ACTION (THE “ACTION”) AND RELATED SECTION 220 DEMANDS AND LITIGATION DEMANDS (COLLECTIVELY, “DERIVATIVE MATERS”) BY ENTRY OF THE JUDGMENT BY THE COURT AND CONTAINS IMPORTANT INFORMATION REGARDING YOUR RIGHTS. YOUR RIGHTS MAY BE AFFECTED BY THESE LEGAL PROCEEDINGS. IF THE COURT APPROVES THE SETTLEMENT, YOU WILL BE FOREVER BARRED FROM CONTESTING THE APPROVAL OF THE PROPOSED SETTLEMENT AND FROM PURSUING THE RELEASED CLAIMS.

IF YOU HOLD ACADIA COMMON STOCK FOR THE BENEFIT OF ANOTHER, PLEASE PROMPTLY TRANSMIT THIS DOCUMENT TO SUCH BENEFICIAL OWNER.

THIS ACTION IS NOT A “CLASS ACTION.” THUS, THERE IS NO COMMON FUND UPON WHICH YOU CAN MAKE A CLAIM FOR A MONETARY PAYMENT.

Notice is hereby provided to you of the proposed settlement (the “Settlement”) of the above-referenced stockholder derivative lawsuit, Section 220 Demands, and related stockholder litigation demands (the “Derivative Matters”). This Notice is provided by Order of the United States District Court for the Southern District of California (the “Court”). It is not an expression of any opinion by the Court. It is to notify you of the terms of the proposed Settlement, and your rights related thereto.

WHY THE COMPANY HAS ISSUED THIS NOTICE

Your rights may be affected by the Settlement of the Derivative Matters brought on behalf of nominal defendant Acadia. Stockholders in these Derivative Matters; defendants Julian C. Baker, Stephen R. Biggar, Daniel B. Soland, Laura A. Brege, Stephen R. Davis, Elizabeth A. Garofalo, James M. Daly, Edmund P. Harrigan, and Srdjan (Serge) Stankovic (the “Individual Defendants”), and nominal defendant Acadia (together with the Individual Defendants, the “Defendants”) (Stockholders and Defendants are collectively referred to as the “Parties”) have agreed upon terms to settle the Derivative Matters and, through counsel, have signed a written Stipulation and Agreement of Settlement (“Stipulation”) memorializing those settlement terms.

On Wednesday, January 13, 2027, at 2:00 p.m., at the James M. Carter and Judith N. Keep United States Courthouse, 333 West Broadway, San Diego, CA 92101, Courtroom 15B or via Zoom or some other video platform or telephonically, the Honorable William Q. Hayes will hold a hearing (the “Settlement Hearing”) in the Action. For more details on the Settlement Hearing, including how to attend and object to the Settlement, see below.

SUMMARY OF THE DERIVATIVE MATTERS

The following is a brief summary of the factual and procedural backgroundrelating to the Derivative Matters. A more fulsome description of the factual and procedural background can be found in the Stipulation and/or Plaintiff’s Motion for Preliminary Approval of Settlement.

Factual Background

Acadia is a Delaware corporation headquartered in California that develops andsells biopharmaceuticals to treat central nervous disorders. The Company’s lead commercial drug is pimavanserin, a selective serotonin inverse agonist sold under the brand name NUPLAZID®. In April 2016, the U.S. Food and Drug Administration (“FDA”) approved pimavanserin to treat hallucinations and delusions associated with Parkinson’s disease psychosis (“PDP”). This approval was based on the positive results from Acadia’s Phase III study of pimavanserin in PDP patients (the “-020 Study”). In December 2016, Acadia announced results from its Phase II study of pimavanserin in patients with Alzheimer’s disease psychosis (the “-019 Study”). Following this, in mid-2017 Acadia proposed to the FDA a Phase III study, the “Harmony Study,” to support submission of a supplemental New Drug Application (“sNDA”) for pimavanserin to broadly treat dementia-related psychosis (“DRP”). Acadia proposed enrolling patients with the five most common dementia subtypes. In contrast to the earlier studies, the Harmony Study had a much broader scope as a double-blind, placebo-controlled, relapse prevention study that would track patients until a relapse.

On September 9, 2019, the Company announced that it was stopping the Harmony Study early upon the recommendation of the study’s independent data monitoring committee because it had met its primary endpoint, demonstrating a highly statistically significant longer time to relapse of psychosis with pimavanserin compared to placebo in a planned interim efficacy analysis. The Company stated that it was planning to meet with the FDA regarding a sNDA submission that would support FDA approval of pimavanserin as a treatment for hallucinations and delusions associated with all forms of DRP. In June 2020, the Company submitted the sNDA to the FDA, who then accepted it for filing a month later.

On March 8, 2021, Acadia announced that the FDA sent a deficiency letter (“DL”) stating that it had identified “deficiencies that preclude discussion of labeling and postmarketing requirements / commitments.” And, on April 5, 2021, Acadia announced that the FDA had issued a Complete Response Letter (“CRL”), stating that it could not approve the sNDA. In the wake of these announcements, the Company’s share price fell more than 45% (following the DL disclosure), and it further dropped 17% (following the CRL disclosure).

Following these disclosures, on April 19, 2021, a securities class action was filed in this Court accusing the Company and certain former offices of making materially false and misleading statements to investors regarding the sNDA. That case, captioned City of Birmingham Relief and Retirement System et al. v. Acadia Pharmaceuticals, Inc., et al., Case No. 21-cv-00762-WQH-MSB (the “Securities Class Action”), is still pending. On March 7, 2024, a related opt-out action was filed in this Court asserting the same claims (along with additional state law claims) and misconduct at issue in the Securities Class Action. That case, captioned Alger Dynamic Opportunities Fund. et al. v. Acadia Pharmaceuticals, Inc., et al., Case No. 24-cv-00451-WQH-MSB (the “Opt-Out Action”), is also still pending.

The Action

On August 30, 2021, Ella Kanner served a litigation demand on the Board demanding that full corrective action be brought against certain officers and directors for making, or allowing the Company to make, the alleged false and misleading statements at issue in the Securities Class Action. In December 2021, the Company’s counsel advised Ella Kanner that the Board had established a demand review committee (the “DRC”) to investigate the demand allegations. Ella Kanner reached out to the DRC’s counsel a number of times throughout 2022 to inquire as to the status of the DRC’s investigation. On January 11, 2023, the DRC’s counsel informed Ella Kanner that the DRC would continue to defer any substantive inquiry into the demand until defendants’ motion to dismiss had been fully resolved in the Securities Class Action. After defendants’ motion to dismiss and motion for reconsideration were denied in the Securities Class Action, the DRC began its substantive investigation into the allegations contained in the demand.

On December 15, 2023, believing the Board’s response constituted a de facto refusal of the demand, Ella Kanner filed a verified stockholder derivative complaint in this Court against the Individual Defendants, asserting claims for breach of fiduciary duties, unjust enrichment, abuse of control, waste of corporate assets, insider trading, contribution under Sections 10(b) and 21D of the Securities Exchange Act of 1934 (“Exchange Act”), and violations of Section 14(a) of the Exchange Act. ECF No. 1.

Following this, on January 30, 2024, Ella Kanner and Defendants stipulated to stay the Action in light of the DRC’s ongoing investigation into the allegations in the demand. See ECF No. 6. The stay was ordered on February 21, 2024. ECF No. 7. Throughout the stay, Ella Kanner and Defendants filed periodic status reports with the Court. ECF Nos. 8-12.

On September 5, 2025, following the status report informing the Court of developments in the Securities Class Action, the Court lifted the stay in the Action. ECF No. 13. Then, on September 26, 2025, Ella Kanner and Defendants jointly requested that the Court reinstate the stay given the ongoing discovery in the Securities Class Action and the DRC’s ongoing investigation. ECF No. 14. The Court reinstated the stay on October 17, 2025. ECF No. 15.

During the stay, Ella Kanner received and reviewed copies of the books and records that were produced to the Demand Stockholders in response to their Section 220 demands, which comprised nearly 4,000 pages of material. See § II(C), infra.

On June 29, 2026, a Notification of Death was filed in the Action informing the Court of the passing of Ella Kanner. ECF No. 23. That same day, the parties filed a joint motion to substitute Ella Kanner with plaintiff Linda Kanner, Trustee of the Ella Kanner Revocable Trust (“Plaintiff”). ECF No. 24. The Court granted the joint motion on July 6, 2026. ECF No. 25.

The Books and Records Demands

On October 19, 2022, Stockholder Crognale (“Crognale”) sent a Section 220 demand to the Company seeking to investigate the alleged wrongdoing detailed in the Derivative Matters. On October 26, 2022, Stockholder Shumacher (“Shumacher”) sent a similar Section 220 demand. And, on January 16, 2024, Stockholder Christiansen (“Christiansen”) sent a similar Section 220 demand (together with Crognale’s and Shumacher’s Section 220 demands, the “Books and Records Demands”). Following negotiations and entry into confidentiality agreements, the Demand Stockholders ultimately obtained and reviewed nearly 4,000 pages of material in response to their Books and Records Demands.

The Litigation Demands

As described above, on August 30, 2021, Ella Kanner made a litigation demand on the Board. In addition, on October 4, 2023, Crognale and Shumacher made a litigation demand on the Board in connection with the same alleged wrongdoing as described above. On March 8, 2024, Christiansen similarly made a litigation demand on the Board in connection with the wrongdoing alleged above (collectively, the “Litigation Demands”).

On February 28, 2024, Crognale and Shumacher followed up their litigation demand with a settlement demand, which purported to further support the allegations of misconduct with references to the Section 220 production. Additionally, Crognale and Shumacher provided a set of proposed governance reforms for the Board’s consideration. Christiansen also followed up via letter on June 13, 2024, where he, inter alia, highlighted additional purported evidence of alleged wrongdoing as reflected in the Section 220 production, demanded further information concerning the status of the DRC’s investigation, and submitted a comprehensive set of proposed corporate governance reforms for the Board’s consideration, specifically tailored to prevent such alleged corporate misconduct from recurring.

The Settlement Negotiations

On August 20, 2024, at the request of counsel for the DRC and counsel for Defendants, the Stockholders made a joint settlement demand to the DRC and the Board. That demand set forth a unified set of corporate governance reforms to be implemented by the Board to prevent similar alleged wrongdoing from recurring. Following this, on February 10, 2025, Defendants sent a counterproposal. The Parties continued to exchange proposals and counterproposals over the ensuing months.

In or around October 2025, the Parties agreed to engage in a full day, in person mediation with Michelle Yoshida, Esquire of Phillips ADR Enterprises (the “Mediator”), which took place in San Diego, California on December 11, 2025.

In advance of the mediation, the Parties prepared and exchanged comprehensive mediation statements outlining their respective positions and a framework for settlement. At the mediation, the Parties exchanged a number of proposals and counter proposals, negotiated the strengths and weaknesses of their respective positions, and exchanged other information to aid with their settlement negotiations. Such other information included a presentation from the DRC’s counsel to the Stockholders’ Counsel regarding the status and findings of the DRC’s ongoing investigation, during which the Stockholders’ Counsel asked questions and reviewed key documents. After arm’s-length negotiations through the Mediator, the Parties ultimately reached an agreement to resolve the Derivative Matters in exchange for the adoption of the corporate governance reforms set forth in Exhibit A (the “Reforms”) which target the wrongdoing alleged in the Derivative Matters and further strengthen the Company’s internal corporate governance practices.

Only after agreeing on the essential terms of the Settlement at the mediation did the Parties begin negotiating an amount of reasonable attorneys’ fees and expenses to be paid to Stockholders’ Counsel, subject to Court approval, in consideration of the substantial benefits achieved for the Company and its current stockholders through the filing, litigation, and settlement of the Derivative Matters (“Fee and Expense Amount”). Following the mediation, the Parties continued their discussions regarding a Fee and Expense Amount through the Mediator. After a number of arm’s-length exchanges regarding the appropriate fee, the Mediator issued a double-blind fee proposal of $1,500,000.00, which both sides accepted.

TERMS OF THE PROPOSED DERIVATIVE SETTLEMENT

The proposed Settlement, as set forth more fully in the Stipulation, requires the Company to adopt, implement, and maintain the Reforms that are outlined in Exhibit A to the Stipulation. The Reforms shall be maintained for a minimum period of four (4) years from the date of adoption as outlined in the Stipulation.

The Board and the Demand Review Committee acknowledge and agree that the sending of the Litigation Demands, the Books and Records Demands, and the filing, pendency, and settlement of the Action caused the Board’s decision to adopt, implement, and maintain the Reforms. The Board and the Demand Review Committee further acknowledge and agree that (i) the Reforms confer substantial benefits upon the Company and its stockholders; and (ii) the Board’s commitment to adopt, implement, and maintain the Reforms for no less than four (4) years (the “Effective Term”) will serve the Company and its stockholders’ best interests, and constitutes fair, reasonable, and adequate consideration for the release of the derivative claims.

This summary should be read in conjunction with, and is qualified in its entirety by reference to, the text of the Stipulation, which has been filed with the Court.

STOCKHOLDERS’ COUNSEL’S ATTORNEYS’ FEES AND EXPENSES

After the Parties reached an agreement in principle on the material substantive terms to resolve the Action, the Parties commenced negotiations regarding an amount of attorneys’ fees and expenses for Stockholders’ Counsel commensurate with the substantial benefits achieved for the Company and its current stockholders through the Action (the “Fee and Expense Amount”). After a number of arm’s-length exchanges regarding the appropriate fee, the Parties ultimately agreed that Defendants would pay Stockholders’ Counsel $1,500,000.00.

REASONS FOR THE SETTLEMENT

The Parties believe that the Settlement and each of its terms are fair, reasonable, and in the best interests of the Company and its stockholders, and that the Settlement, including the Reforms, confers substantial and material benefits upon the Company and its stockholders.

Why Did Stockholders Agree to Settle?

Stockholders and Stockholders’ Counsel believe that the claims asserted in the Action have merit and that their investigations support the claims asserted. However, and without conceding the merit of any of Defendants’ defenses or the lack of merit of any of their own allegations, based upon their thorough investigation and evaluation of the relevant evidence, substantive law, procedural rules, and their assessment of the interests of Acadia and Current Acadia Stockholders, Stockholders and Stockholders’ Counsel have determined that the Settlement’s guarantee of substantial benefits conferred upon Acadia and Current Acadia Stockholders in the form of the Reforms is fair, reasonable and adequate consideration for foregoing the pursuit of a potentially superior recovery through further litigation, and serves the best interests of Acadia and Current Acadia Stockholders. Stockholders and Stockholders’ Counsel also have taken into account the uncertain outcome and the risk of any litigation, especially complex litigation such as the Derivative Matters, as well as the difficulties and delays inherent in such litigation.

Stockholders’ Counsel attest that they conducted an investigation relating to the claims and the underlying events alleged in the Action, including, but not limited to: (i) reviewing and analyzing Acadia’s public filings with the SEC, press releases, announcements, transcripts of investor conference calls, and news articles; (ii) reviewing and analyzing the investigations in publicly-available pleadings against Acadia related to the allegations in the Derivative Matters; (iii) reviewing and analyzing the allegations contained in the related Securities Class Action; (iv) researching, drafting, and serving the Books and Records Demands on the Company; (v) reviewing and analyzing nearly 4,000 pages of documents produced in response to the Books and Records Demands; (vi) drafting and serving the Litigation Demands on the Board; (vii) drafting and filing a stockholder derivative complaint; (viii) researching the applicable law with respect to the claims asserted (or which could be asserted) in the Derivative Matters and the potential defenses thereto; (ix) researching corporate governance issues; (x) preparing detailed settlement demands; (xi) preparing a fulsome mediation statement; (xii) participating in an in-person mediation on December 11, 2025; (xiii) engaging in settlement discussions and negotiating the corporate governance reforms with the Mediator and counsel for the Defendants; (xiv) receiving a presentation from the DRC’s counsel regarding the status of the DRC’s investigation and its findings; (xv) engaging in continued settlement discussions under the auspices of the Mediator following the in-person mediation; and (xvi) negotiating and drafting the settlement documentation for presentment to the Court.

Stockholders’ Counsel’s views are further informed by their experience and thorough analysis of the facts and law governing the applicable derivative standing and pleading requirements, substantive claims and defenses, and damages and disgorgement remedies. Stockholders’ Counsel’s assessment of the facts and legal issues material to their recommendation in favor of the Settlement was honed and refined in the course of drafting pleadings, and during the substantive written and verbal exchanges with Defendants’ Counsel and the Mediator.

Why Did the Defendants Agree to Settle?

The Individual Defendants have vigorously denied, and continue to deny, vigorously, any and all allegations of wrongdoing or liability with respect to the claims and contentions asserted in the Derivative Matters. The Individual Defendants expressly have denied and continue to deny all allegations of wrongdoing by or liability against them or any of them arising out of, based upon, or related to, any of the conduct, statements, acts or omissions alleged, or that could have been alleged in the Derivative Matters. Without limiting the foregoing, the Individual Defendants have denied and continue to deny, among other things, that they breached their fiduciary duties or any other duty owed to the Company or its stockholders, that the Company suffered any damage or was harmed as a result of any conduct alleged in the Derivative Matters or otherwise. The Individual Defendants have further asserted and continue to assert that at all relevant times, they acted in good faith and in a manner they reasonably believed to be in the best interests of the Company and its stockholders.

Nonetheless, Defendants also have taken into account the expense, uncertainty, and risks inherent in any litigation, especially in complex cases like the Derivative Matters or other shareholder derivative action(s) or books and records actions, and that the Settlement would, among other things: (a) bring to an end the expenses, burdens, and uncertainties associated with the continued litigation of the claims asserted in the Derivative Matters, including the continued costs of the Demand Review Committee’s investigation of the allegations in the Litigation Demands; (b) put to rest those claims and the underlying Derivative Matters; and (c) confer benefits upon them, including further avoidance of disruption of their duties due to the pendency and defense of the Derivative Matters. Therefore, Defendants have determined that it is desirable and beneficial that the Derivative Matters, and all of the Parties’ disputes related thereto, be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation. Pursuant to the terms set forth below, this Stipulation (including all of the Exhibits hereto) shall in no event be construed as or deemed to be evidence of an admission or concession by Defendants with respect to any claim of fault, liability, wrongdoing, or damage whatsoever.

SETTLEMENT HEARING

On Wednesday, January 13, 2027, at 2:00 p.m., at the James M. Carter and Judith N. Keep United States Courthouse, 333 West Broadway, San Diego, CA 92101, Courtroom 15B or via Zoom or some other video platform or telephonically, the Honorable William Q. Hayes will hold the Settlement Hearing in the Action. At the Settlement Hearing, the Court will consider, pursuant to Federal Rule of Civil Procedure 23.1, whether (i) the terms of the Stipulation should be approved as fair, reasonable, and adequate; (ii) this Notice fully satisfies the requirements of Federal Rule of Civil Procedure 23.1 and due process; (iii) to enter the proposed Order and Final Judgment in its entirety, as set forth in Exhibit D to the Stipulation; (iv) the Fee and Expense Amount for Stockholders’ Counsel, as well as service awards for Stockholders of up to $5,000.00 each, to be paid from the Fee and Expense Amount, should be approved; and (v) to determine such other matters as the Court may deem appropriate.

The Court may: (i) approve the Settlement, with such modifications as may be agreed to by counsel for the Parties consistent with such Settlement, without further notice to Current Acadia Stockholders; (ii) continue or adjourn the Settlement Hearing from time to time, by oral announcement at the hearing or at any adjournment thereof, without further notice to Current Acadia Stockholders; and (iii) conduct the Settlement Hearing remotely without further notice to Current Acadia Stockholders.

RIGHT TO ATTEND SETTLEMENT HEARING

Any Current Acadia Stockholder may, but is not required to, appear in person at the Settlement Hearing. If you want to be heard at the Settlement Hearing, then you must first comply with the procedures for objecting, which are set forth below. The Court has the right to change the hearing dates or times without further notice. Thus, if you are planning to attend the Settlement Hearing, you should confirm the date and time before going to the Court. CURRENT ACADIA STOCKHOLDERS WHO HAVE NO OBJECTION TO THE SETTLEMENT DO NOT NEED TO APPEAR AT THE SETTLEMENT HEARING OR TAKE ANY OTHER ACTION.

RIGHT TO OBJECT TO THE SETTLEMENT AND THE PROCEDURES FOR DOING SO

You have the right to object to any aspect of the Settlement. You must object in writing, and you may request to be heard at the Settlement Hearing. If you choose to object, then you must follow these procedures.

You Must Make Detailed Objections in Writing

Any objections must be presented in writing and must contain the following information:

1. Your name, legal address, telephone number, and e-mail address;

2. The number of shares of Acadia stock you currently hold, together with third-party documentary evidence, such as the most recent account statement, showing such share ownership, and proof of being an Acadia Stockholder as of July 9, 2026 through the present;

3. If the objection is made by the Current Acadia Stockholder’s counsel, the counsel’s name, address, telephone number and e-mail address (if available);

4. A statement of specific objections to the Settlement, the grounds therefore, or the reasons for such person desiring to appear and be heard, as well as all documents or writings such person desires the Court to consider;

5. The identities of any witnesses such Person plans on calling at theSettlement Hearing, along with a summary description of their likely testimony;and

6. A list – including dates, courts, case names and numbers, and disposition–of any other Settlements to which the individual or entity has been a party toor objected during the previous three (3) years.

You Must Timely File Written Objections with the Court and Deliver to Counsel for Plaintiff and Defendants

ANY WRITTEN OBJECTIONS MUST BE ON FILE WITH THE CLERK OF THE COURT NO LATER THAN December 23, 2026, twenty-one (21) days before the Settlement Hearing. The Court Clerk’s address is:

Clerk of Court

United States District Court

Southern District of California

333 West Broadway, Suite 420

San Diego, CA 92101

YOU ALSO MUST DELIVER COPIES OF THE MATERIALS TO COUNSEL FOR STOCKHOLDERS AND COUNSEL FOR DEFENDANTS SO THEY ARE RECEIVED NO LATER THAN December 23, 2026, twenty-one (21) days before the Settlement Hearing. Counsel’s addresses are:

Counsel for Stockholders:

GAINEY McKENNA & EGLESTON

Thomas J. McKenna

260 Madison Avenue, 22nd Floor

New York, NY 10016

(212) 983-1300

Email: tjmckenna@gme-law.com

KAHN SWICK & FOTI, LLC

Melinda A. Nicholson

1100 Poydras Street, Suite 960

New Orleans, Louisiana 70163

Tel: (504) 648-1842

Email: Melinda.nicholson@ksfcounsel.com

ROBBINS LLP

Stephen J. Oddo

5060 Shoreham Place, Suite 300

San Diego, California 92122

Tel: (619) 525-3990

Email: Soddo@robbinsllp.com

Counsel for Defendants:

COOLEY LLP

Koji F. Fukumura

10265 Science Center Drive

San Diego, California 92121

Tel: (858) 550-6008

Email: kfukumura@cooley.com

Unless the Court orders otherwise, your objection will not be considered unless it is timely filed with the Court and delivered to the above-referenced counsel for the Parties.

Any attorney retained by a person intending to appear, and requesting to be heard, at the Settlement Hearing must, in addition to the requirements set forth above, file with the Clerk of the Court and deliver to counsel listed above for the Parties a notice of appearance, which must be received by no later than December 23, 2026, twenty-one (21) days before the Settlement Hearing.

Any person or entity who fails to object or otherwise request to be heard in the manner prescribed above will be deemed to have waived the right to object to any aspect of the Settlement or otherwise request to be heard (including the right to appeal) and will be forever barred from raising such objection or request to be heard in this or any other action or proceeding.

HOW TO OBTAIN ADDITIONAL INFORMATION

This Notice summarizes the Stipulation. It is not a complete statement of the events of the Derivative Matters or the Stipulation. For additional information about the claims asserted in the Derivative Matters and the terms of the proposed Settlement, please refer to the documents filed with the Court in the Action, the Stipulation and its exhibits (they are filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC and available at www.sec.gov), and this Notice of Pendency and Proposed Settlement of Derivative Matters.

The “Investor Relations” section of Acadia’s website (https://ir.acadia.com/overview/default.aspx) provides hyperlinks to the Notice and to the Stipulation and its exhibits. You may obtain further information by contacting any of Stockholders’ counsel at the above contact information.

PLEASE DO NOT CALL, WRITE, OR OTHERWISE DIRECT QUESTIONS TO EITHER THE COURT, THE CLERK’S OFFICE, DEFENDANTS OR DEFENDANTS’ COUNSEL.